Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-190195) pertaining to the Incentive Compensation Plan of Phillips 66 Partners LP of our report dated March 27, 2014, with respect to the combined financial statements of Gold Line included in this Current Report on Form 8-K/A of Phillips 66 Partners LP.

/s/ Ernst & Young LLP
Houston, Texas
March 27, 2014